UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 3, 2007/July 31, 2007

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On July 31, 2007, Domtar Corporation (“the Company”) announced the permanent closure of its mill in Gatineau, Quebec as well as its converting center in Ottawa, Ontario. The Gatineau mill and the Ottawa converting center are expected to cease their operations by October 27, 2007. Domtar also announced the immediate permanent closure of two paper machines, one located at its Woodland mill located in Baileyville, Maine and another at its Port Edwards, Wisconsin mill. The Company’s press release dated July 31, 2007 is attached hereto as exhibit 99.1.

These measures result from the Company’s review of its overall production capacity following the recent combination of the Weyerhaseuser Fine Paper Business facilities with those of Domtar Inc. The driving forces behind this decision to permanently close these operations are excess capacity and cost competitiveness.

As a result of these decisions, the Company expects to incur gross restructuring and related expenditures totaling approximately $21 million including $13 million of future cash expenditures relating to severance and employee benefits and $8 million of future cash expenditures linked to environmental and other elements. Substantially all of these expenditures are reflected in the Company’s estimate of the fair value of assets acquired and liabilities assumed as part of its acquisition of Domtar Inc. The estimated amounts concerning the anticipated expenditures and costs constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events affecting the company. The actual expenditures and costs resulting from these events may differ from what has been estimated.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits 99.1: Press release of Domtar Corporation, dated July 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary

Date: July 31, 2007

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Exhibit Index

Exhibit No.	Exhibit
99.1	Press Release of Domtar Corporation, dated July 31, 2007

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